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Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALPHATEC HOLDINGS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

        Alphatec Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

  DOES HEREBY CERTIFY:

  1.
  The name of the corporation is "Alphatec Holdings, Inc." (the "Corporation").

  2.
  The Corporation's original Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on March 4, 2005.

  3.
  This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation.

  4.
  This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the Delaware General Corporation Law.

  5.
  The text of the Certificate of Incorporation is hereby amended and restated to read in full as follows:

        FIRST:    The name of this corporation is Alphatec Holdings, Inc. (the "Corporation").

        SECOND:    The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

        THIRD:    The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

        FOURTH:    The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 20,345,787 shares of common stock, $0.0001 par value per share, of which (a) 200,171 shares are designated "Rolling Common Stock", (b) 677,715 shares are designated "Series A Common Stock", (c) 1,978,767 shares are designated "Series A-1 Common Stock", (d) 3,258,764 shares are designated "Series B Common Stock", (e) 300,000 shares are designated "Series C Common Stock" and (f) 13,930,370 shares are designated as "Common Stock", and (ii) 10,428,923 shares of Preferred Stock, $0.0001 par value per share ("Preferred Stock"), of which (a) 1,800,020 shares are designated "Series A Preferred Stock", (b) 3,941,603 shares are designated "Series A-1 Preferred Stock", and (c) 4,687,300 shares are designated "Series B Preferred Stock."

        Except as may be otherwise required by the provisions herein establishing such class of stock, the number of authorized shares of any class of capital stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote (or written consent in lieu thereof) of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, without a vote of the holders of any such class of capital stock voting as a separate class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law. There shall be no cumulative voting.

        The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class or series of capital stock of the

Corporation. Unless otherwise indicated, references to "Sections" or "Subsections" in this Article refer to sections and subsections of this Article Fourth.

A.
COMMON STOCK

        1.    General.    Common Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

        2.    Dividends.

        (a)(i) From and after the date of the issuance of any shares of Series A Common Stock, dividends shall accrue at the rate per annum of eight (8) shares of Series A Preferred Stock per share of Series A Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (such amount referred to as the "Series A Dividends"). Series A Dividends shall, whether or not earned or declared, accrue from day to day and shall be treated as issued and outstanding.

        (a)(ii) From and after the date of the issuance of any shares of Series A-1 Common Stock, dividends shall accrue at the rate per annum of eight (8) shares of Series A-1 Preferred Stock per share of Series A-1 Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (such amount referred to as the "Series A-1 Dividends"). Series A-1 Dividends shall, whether or not earned or declared, accrue from day to day and be treated as issued and outstanding.

        (a)(iii) From and after the date of the issuance of any shares of Series B Common Stock, dividends shall accrue at the rate per annum of 4.324 shares of Series B Preferred Stock per share of Series B Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (such amount referred to as the "Series B Dividends"). Series B Dividends shall, whether or not earned or declared, accrue from day to day and be treated as issued and outstanding.

        (a)(iv) From and after the date of issuance of any Rolling Common Stock, dividends shall accrue at the rate of eight (8) shares of Series A-1 Preferred Stock per share of Rolling Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, contribution or other recapitalization affecting such shares) (such amount referred to as the "Rolling Dividends"). Rolling Dividends shall, whether or not earned or declared, accrue from day to day and be treated as issued and outstanding.

        The Series A Dividends, the Series A-1 Dividends, the Series B Dividends and the Rolling Dividends shall collectively be referred to hereafter as the "Accruing Dividends."

        (a)(v) Dividends shall be payable on shares of Common Stock and Series C Common Stock outstanding when, as and if declared by the Corporation's Board of Directors.

        3.    Liquidation; Payments to Holders of Common Stock.

        (a)    Payments to Holders of Rolling Common Stock and Series C Common Stock.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and certain other events, the holders of shares of Rolling Common Stock and Series C Common Stock shall be entitled to be paid amounts specified in Section B.3 below.

        (b)    Payments to Holders of Common Stock, Rolling Common Stock, Series A Common Stock, Series A-1 Common Stock, Series B Common Stock and Series C Common Stock.    After payment of all "Senior Liquidation Amounts", "B Preferred Liquidation Amounts" and "C Liquidation Amounts" required under Subsections A.3(a) above and Section B.3 below, the holders of shares of Common

Stock, Rolling Common Stock, Series A Common Stock, Series A-1 Common Stock, Series B Common Stock and Series C Common Stock then outstanding shall be entitled to be paid the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in this Amended and Restated Certificate of Incorporation. Payments under this Subsection A.3 shall be made on the basis of the number of shares of common stock owned by each stockholder without regard to series.

        4.    Voting.    The holders of Series B Common Stock are entitled to one vote per share of Series B Common Stock held on all matters to be voted on by the stockholders of the Corporation. Unless otherwise required by law, the shares of Series C Common Stock shall be non-voting. Except as required by law, no other series of common stock shall have any voting rights, provided, however, that if at such time as all shares of Series B Common Stock have been converted to Common Stock as provided in Section B.8, the holders of the Common Stock shall be entitled to one vote for each share of Common Stock held on all matters to be voted on by the stockholders of the Corporation.

        5.    Other Provisions.    The Rolling Common Stock and Series C Common Stock shall be subject to other provisions set forth in Section B below.

B.
PREFERRED STOCK

        1.    Issuance and Reissuance.

        Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein.

        2.    Dividends.    Dividends shall be payable on shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock outstanding when, as and if declared by the Corporation's Board of Directors.

        3.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

        (a)    Payments to Holders of Preferred Stock and Rolling Common Stock.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock, Series A-1 Preferred Stock and Rolling Common Stock (collectively, the "Senior Preferred and Common Stock") then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders before any payment shall be made to the holders of the Series B Preferred Stock and any series of Common Stock other than Rolling Common Stock, by reason of their ownership thereof, an amount equal to $10 per share in the case of Series A Preferred Stock and Series A-1 Preferred Stock, and $1,000 per share in the case of Rolling Common Stock (the aggregate amount payable pursuant to this sentence is the "Senior Liquidation Amount"). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Senior Preferred Stock the full Senior Liquidation Amount, the holders of shares of Senior Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

        (b)    Payments to Holders of Series B Preferred Stock.    After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to receive $10 per share, plus any dividends declared but unpaid thereon (the amount payable pursuant to this sentence hereinafter referred to as the "B Preferred Liquidation Amount"). If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation shall be insufficient to pay holders of shares of Series B Preferred Stock the full B Preferred Liquidation Amount, the holders of Series B Preferred Stock shall share ratably on the basis of the number of shares of Series B Preferred Stock owned by such stockholders.

        (c)    Payments to Holders of Series C Common Stock.    Notwithstanding any provision to the contrary contained in Subsection B.3(a) or B.3(b), in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Common Stock then outstanding shall be entitled to be paid out of the assets available for distribution to the Corporation's stockholders before any payment shall be made to the holders of any series of Common Stock other than Rolling Common Stock, by reason of their ownership thereof, pari passu with any payment of the Senior Liquidation Amount and the B Preferred Liquidation Amount, an amount equal to $14.79 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the aggregate amount payable pursuant to this sentence is the "C Liquidation Amount"). If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Common Stock the full C Liquidation Amount, the holders of shares of Series C Common Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

        (d)    Deemed Liquidation Events.

            (i)  The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section B.3 (a "Deemed Liquidation Event"), unless the holders of not less than fifty-one percent (51%) of the Series B Preferred Stock elect otherwise by written notice given to the Corporation at least ten (10) days prior to the effective date of any such event:

            (A)  a merger or consolidation in which

        (I)
        the Corporation is a constituent party, or

        (II)
        a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection B.3(d)(i), all shares of capital stock issuable upon conversion of convertible securities, or any rights to receive capital stock, outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or

            (B)  the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Corporation.

           (ii)  The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection B.3(d)(i)(A)(I) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section A.3 and Subsections B.3(a), B.3(b) and B.3(c) above.

          (iii)  In the event of a Deemed Liquidation Event pursuant to Subsection B.3(d)(i)(A)(II) or (B) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within sixty (60) days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock no later than the sixtieth (60th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) if the holders of at least fifty-one percent (51%) of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than seventy-five (75) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the "Net Proceeds") (a) to redeem, to the extent legally available therefor, on the ninetieth (90th) day after such Deemed Liquidation Event (the "Liquidation Redemption Date"), all outstanding shares of Preferred Stock at a price per share equal to the Senior Preferred Liquidation Amount per share and the B Liquidation Amount per share, as the case may be, and (b) to pay to the holders of all outstanding shares of Series C Common Stock, on the Liquidation Redemption Date, an amount per share equal to the C Liquidation Amount per share. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock and to pay the full C Liquidation Amount, or if the Corporation does not have sufficient lawfully available funds to effect such redemption and make such payment, the Corporation shall redeem and pay the C Liquidation Amount on a pro rata portion of each holder's shares of Preferred Stock or Series C Common Stock, as the case may be, to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and, where such redemption and payment is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares to have been redeemed and shall pay the remaining C Liquidation Amount as soon as practicable after the Corporation has funds legally available therefor. The provisions of Subsections B.6(b) through B.6(e) below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection B.3(d)(iii). Prior to the distribution or redemption provided for in this Subsection B.3(d)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

        (iv)  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

        4.    Voting.    Unless specifically provided herein, or otherwise required by law, the shares of Preferred Stock shall be non-voting. In any vote requiring approval of the holders of all Preferred Stock, Series B Preferred Stock shall have two votes per share and holders of all other series of Preferred Stock shall have one vote per share.

        5.    Put Right; Mandatory Redemption.    The holders of Series A Preferred Stock shall have the right to require the Corporation to redeem for cash all or any portion of such holders shares at any time after March 15, 2015, at $10 per share. If the holder of any shares of Series A Preferred Stock shall exercise the put right set forth in this Section B.5, the Corporation shall be required (i) to redeem all outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock and (ii) to pay the C

Liquidation Amount to the holders of the outstanding shares of Series C Common Stock, in each case pursuant to Section B.6 below.

        6.    Redemption.

        (a)    Redemption.    Shares of Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the applicable Senior Liquidation Amount per share in the case of Series A Preferred Stock and Series A-1 Preferred Stock and the B Preferred Liquidation Amount per share in the case of Series B Preferred Stock, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the "Redemption Price"), on the earlier to occur of either (A) an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended ("IPO"), (B) a Deemed Liquidation Event, or (C) the exercise of a put right by any holder of Series A Preferred Stock pursuant to Section B.5 (the earlier of clause (A), (B) and (C) hereinafter referred to as the "Redemption Date"). On the Redemption Date, the Corporation shall also pay the C Liquidation Amount per share in respect of each share of Series C Common Stock to the holders of such shares. If the Corporation does not have sufficient funds legally available to redeem on the Redemption Date all shares of Preferred Stock and of any other class or series of stock to be redeemed on such Redemption Date, and to pay the full C Liquidation Amount, the Corporation shall redeem a pro rata portion of each holder's redeemable shares of such stock, and shall pay a pro rata portion of the C Liquidation Amount, out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed and in respect of the C Liquidation Amount, if the legally available funds were sufficient to redeem all such shares and to pay the full C Liquidation Amount, and shall redeem the remaining shares to have been redeemed and shall pay the remaining C Liquidation Amount as soon as practicable after the Corporation has funds legally available therefor.

        In the event of an IPO, the outstanding shares of Preferred Stock may be redeemed for shares of Common Stock upon the vote of not less than fifty-one percent (51%) of the outstanding shares of Series B Common Stock (the "Forced Conversion"). In the event of a Forced Conversion, shareholders of Preferred Stock shall receive that number of shares of Common Stock for each share of Preferred Stock as is determined by dividing the liquidation preference of each such share (determined under Section B.3above) by the fair market value (determined in good faith by the Board of Directors of the Corporation) of such Common Stock. In addition, in the event of a Forced Conversion of the shares of Preferred Stock, holders of Series C Common Stock shall receive that number of shares of Common Stock for each share of Series C Common Stock as is determined by dividing the liquidation preference of each such share (determined under Section B.3 above) by the fair market value (determined in good faith by the Board of Directors of the Corporation) of such Common Stock.

        (b)    Redemption Notice.    Written notice of the mandatory redemption (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record of Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

      (I)
      the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

      (II)
      the Redemption Date and the Redemption Price; and

      (III)
      that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

        (c)    Surrender of Certificates; Payment.    On or before the Redemption Date, each holder of shares of Preferred Stock to be redeemed on the Redemption Date shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

        (d)    Rights Subsequent to Redemption.    If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

        (e)    Redeemed or Otherwise Acquired Shares.    Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

        7.    Waiver.    Any of the rights, powers or preferences of the holders of Preferred Stock set forth herein may be defeased by the affirmative consent or vote of the holders of at least fifty-one percent (51%) of the shares of Preferred Stock then outstanding.

        8.    Mandatory Conversion.

        (a)   Immediately prior to the closing of (A) the sale of shares of Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a "Qualifying Public Offering") or (B) a Deemed Liquidation Event, as previously defined in this Article IV (the "Mandatory Conversion Date"), (i) each share of Rolling Common Stock shall automatically be converted into one share of Common Stock and 100 shares of Series A Preferred Stock and (ii) each share of Series A Common Stock, Series A-1 Common Stock, Series B Common Stock and Series C Common Stock shall be converted into one share of Common Stock. In the case of the exercise of a put right set forth in Section B.5, a mandatory conversion of the Rolling Common Stock on the terms described in this Subsection B.8(a) shall occur.

        (b)   All holders of record of shares of Common Stock converted as aforesaid ("Converted Common Stock") shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Converted Common Stock pursuant to this Section B.8. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Converted Common Stock. Upon receipt of such notice, each holder of shares of Rolling Common Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock and Series A Preferred Stock to which such holder is entitled pursuant to this Section B.8. On the Mandatory Conversion Date, all outstanding shares of Converted Common Stock shall be deemed to have been converted into shares of Common Stock and, in the case of Rolling Common Stock, Series A Preferred Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Converted Common Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock, and in the case of Rolling Common Stock and Series A Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Converted Common Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock, and Series A Preferred Stock in the case of Rolling Common Stock, issuable on such conversion in accordance with the provisions hereof and cash equal to the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.

        (c)   All certificates evidencing shares of Converted Common Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Converted Common Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such Converted Common Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares accordingly.

        FIFTH:    Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

        SIXTH:    Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

        SEVENTH:    Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

        EIGHTH:    Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

        NINTH:    To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

        Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

        TENTH:    To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

        Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

        ELEVENTH:    Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on the 18th day of November, 2005.

By:	/s/ JOHN H. FOSTER John H. Foster, Chairman

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ALPHATEC HOLDINGS, INC. (Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)